UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 4, 2015

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road,  Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

720-529-3336
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Quarterly Cash Dividend.  On November 4, 2015, the Board of Directors of National Bank Holdings Corporation (the “Company”) approved a cash dividend to shareholders. The quarterly cash dividend of five cents ($0.05) per share of common stock will be payable on December 15, 2015 to shareholders of record at the close of business on November 27, 2015.

The press release issued by the Company in connection with the dividend is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

Bank Charter Conversion.  On November 4, 2015, the Company announced that its bank subsidiary, NBH Bank, N.A. (the “Bank”), filed an application with the Colorado Division of Banking (the “DOB”) to convert from a national association to a Colorado state-chartered bank, and also filed a notice of the charter conversion with its current primary federal regulator, the Office of the Comptroller of the Currency.  The Bank is also in the process of filing an application with the Federal Reserve Bank of Kansas City to remain a member bank of the Federal Reserve System following the charter conversion. As a result of the conversion, the DOB will be the Bank’s primary regulator and the Federal Reserve Bank of Kansas City will be the Bank’s primary federal regulator. Regulatory approval is expected before year-end. Upon conversion, NBH Bank, N.A. will change its name to NBH Bank, but each of the Bank’s brand names (Bank Midwest, Community Banks of Colorado and Hillcrest Bank) will stay the same. The conversion is not expected to affect the Bank’s clients in any way, and they will continue to receive the same protection on deposits through the FDIC.

The press release issued by the Company in connection with the charter conversion is included as Exhibit 99.2 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
99.1	Dividend Press Release, dated November 4, 2015.
99.2	Charter Conversion Press Release, dated November 4, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

	By:	/s/ Zsolt K. Besskó
		Name:	Zsolt K. Besskó
		Title:	Chief Administrative Officer & General Counsel

Date: November 4, 2015